July 29, 2010

Board of Trustees
ProShares Trust
7501 Wisconsin Ave
Suite 1000
Bethesda, Maryland 20814

Dear Trustees:

We are providing this letter to you for inclusion as an exhibit to your Form N-SAR filing pursuant to Item 77L.

We have audited the financial statements incorporated by reference in the Funds' Annual
Report on Form N-CSR for the year ended May 31, 2010 and issued our report thereon dated
July 29, 2010.  note 15 to the financial statements describes a change in the Trust's application of the specific identification accounting method for determining the cost of investment securities dispositions.  The Trust previously identified lots for relief based on analysis of cost for financial reporting purposes of lots held on the transaction date.
The Trust has changed its methodology to identify lots for relief based on the analysis of cost of lots on a federal income tax basis of lots held on the transaction date.  It should be understood that the preferability of one acceptable method of accounting over another for determination of the cost of security dispositions has not been addressed in any authoritative accounting literature, and in expressing our concurrence below we have relied on management’s determination that this change in accounting principle is preferable.  Based on our reading of management’s stated reasons and justification for this change in accounting principle in note 15 to the Financial Statements, and our discussions with management as to their judgment about the relevant business planning factors relating to the change, we concur with management that such change represents, in the Funds' circumstances, the adoption of a preferable accounting principle in conformity with Accounting Standards Codification 250,
Accounting Changes and Error Corrections.

Very truly yours,

PricewaterhouseCoopers LLP
Columbus, Ohio